Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
March 8, 2006	Hamburg	Paris
	Hong Kong	San Diego
Rudolph Technologies, Inc.	London	San Francisco
One Rudolph Road	Los Angeles	Shanghai
Flanders, New Jersey 07836	Milan	Silicon Valley
	Moscow	Singapore
	Munich	Tokyo
	New Jersey	Washington, D.C.

Re: Rudolph Technologies, Inc.

Ladies and Gentlemen:

  We have acted as special counsel to Rudolph Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,994,931 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement, dated as of June 27, 2005, between the Company and the Rights Agent named therein (the “Rights Agreement”), pursuant to the August Technology 1997 Stock Incentive Plan (the “Stock Incentive Plan”) and pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel, we have examined such documents, certificates and records as we have deemed appropriate for purposes of this letter. We have assumed that prior to the issuance of any of the Shares, including the associated Rights, the Registration Statement will have become effective under the Act and, with your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters, without having independently verified such factual matters.

We are opining herein only as to the matters set forth in the paragraph below with respect to the Shares and the Rights under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any other matter pertaining to the contents of the Registration Statement. Our opinion with respect to the Rights is subject to the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, fiduciary duty, good faith and fair dealing, and the discretion of the court before which any proceeding may be brought.

March 8, 2006

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Stock Incentive Plan, will be validly issued, fully paid and non-assessable; and upon issuance in the manner contemplated by the Rights Agreement and the Registration Statement, the Rights will be validly issued when the associated Shares are issued.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP